EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-88012, 333-41871, 333-62380, 333-75263, 333-136400, 333-217657, and 333-255811) on Form S-8 of our reports dated November 20, 2025, with respect to the consolidated financial statements of Maximus, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
McLean, Virginia
November 20, 2025